SUBADVISORY AGREEMENT

            FRANKLIN CUSTODIAN FUNDS

            on behalf of Franklin Income Fund

            THIS SUBADVISORY AGREEMENT is made as of December 6, 2012, by and between FRANKLIN ADVISERS, INC., a California corporation (“FAI”), and TEMPLETON INVESTMENT COUNSEL, LLC, a Delaware limited liability company (“TICL”).

            W I T N E S S E T H

            WHEREAS, FAI and TICL are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engaged in the business of supplying investment advice, and investment management services, as an independent contractor; and

            WHEREAS, FAI has been retained to render investment advisory services to Franklin Income Fund (the “Fund”), a series of Franklin Custodian Funds, a Delaware statutory trust (the “Trust”), an investment management company registered with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”); and

            WHEREAS, Charles B. Johnson, a portfolio manager for the Fund, has relocated to Fort Lauderdale, Florida and is now employed with TICL, and FAI wishes to enter into this Agreement with TICL to enable Mr. Johnson to continue to perform his responsibilities as a portfolio manager for the Fund during his employment with TICL.

            NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

            1.         FAI hereby retains TICL and TICL hereby accepts such engagement, to furnish certain investment advisory services with respect to the assets of the Fund, as more fully set forth herein.

                  (a)        Subject to the overall policies, direction and review of the Trust’s Board of Trustees (the “Board”) and to the instructions and supervision of FAI, TICL agrees to provide certain investment advisory services with respect to securities and investments and cash equivalents in the Fund.  FAI will continue to have day-to-day principal investment management responsibility in respect of the Fund and have full responsibility for all investment advisory services provided to the Fund.  FAI acknowledges that the only services that TICL will provide under this Agreement are the portfolio management services of Charles B. Johnson while he remains employed by TICL and other service incidental to such services.

                  (b)        FAI shall place all purchase and sale orders on behalf of the Fund.

                  (c)        Unless otherwise instructed by FAI or the Board, and subject to the provisions of this Agreement and to any guidelines or limitations specified from time to time by FAI or by the Board, TICL shall report daily all transactions effected by TICL on behalf of the Fund to FAI and to other entities as reasonably directed by FAI or the Board.

                  (d)       In performing these services, TICL shall adhere to the Fund’s investment goal(s), policies and restrictions as contained in the Fund’s current Prospectus and Statement of Additional Information, and in the Trust’s Agreement and Declaration of Trust (all as may be amended from time to time) and shall comply with the provisions of the 1940 Act and the rules and regulations of the SEC thereunder in all material respects and with the provisions of the United States Internal Revenue Code of 1986, as amended, which are applicable to regulated investment companies.

                        (e)        TICL shall provide to FAI such reports as FAI may reasonably request including reports in advance of the regular meetings of the Board for FAI to include with its reports and presentations to the Board.

                        (f)        In carrying out its duties hereunder, TICL shall comply with all reasonable instructions of the Fund or FAI in connection therewith.

            2.         (a)        TICL shall, unless otherwise expressly provided and authorized, have no authority to act for or represent FAI or the Fund in any way, or in any way be deemed an agent for FAI or the Fund.

                        (b)        It is understood that the services provided by TICL are not to be deemed exclusive.  FAI acknowledges that TICL may have investment responsibilities, render investment advice to, or perform other investment advisory services for individuals or entities, including other investment companies registered pursuant to the 1940 Act (“Clients”), which may invest in the same type of securities as the Fund.  FAI agrees that TICL may give advice or exercise investment responsibility and take such other action with respect to such Clients which may differ from advice given or the timing or nature of action taken with respect to the Fund.  In providing these services, TICL may use information furnished by others to FAI and TICL in providing services to such other Clients, subject to any applicable policies of the Trust and FAI.

            3.         TICL agrees to use its best efforts in performing the services to be provided by it pursuant to this Agreement.

     4.         TICL will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where TICL may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

            5.         (a)        FAI shall pay a monthly fee to TICL of 2.5% of the fees FAI receives for providing investment management services to the Fund, which fee shall be payable on the first business day of each month as compensation for the services rendered and obligations assumed by TICL during the preceding month.  The advisory fee under this Agreement shall be payable on the first business day of the first month following the effective date of this Agreement, and shall be reduced by the amount of any advance payments made by FAI relating to the previous month.

                        (b)        FAI and TICL shall share equally in any voluntary reduction or waiver by FAI of the management fee due FAI under the Investment Management Agreement between FAI and the Trust, on behalf of the Fund.

                        (c)        If this Agreement is terminated prior to the end of any month, the monthly fee shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the total number of calendar days in the month, and shall be payable within 10 days after the date of termination.

            6.         (a) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder on the part of TICL, neither TICL nor any of its directors, officers, employees or affiliates shall be subject to liability to FAI or the Fund or to any shareholder of the Fund for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

                        (b)        Notwithstanding paragraph 6(a), to the extent that FAI is found by a court of competent jurisdiction, or the SEC or any other regulatory agency, to be liable to the Fund or any shareholder (a “liability”), for any acts undertaken by TICL pursuant to authority delegated as described in Paragraph 1(a), TICL shall indemnify and save FAI and each of its affiliates, officers, directors and employees (each a “Franklin Indemnified Party”) harmless from, against, for and in respect of all losses, damages, costs and expenses incurred by a Franklin Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Franklin Indemnified Party, in connection with such liability.

                        (c)        No provision of this Agreement shall be construed to protect any director or officer of FAI or TICL, from liability in violation of Sections 17(h) or (i) of the 1940 Act.

            7.         During the term of this Agreement, TICL will pay all expenses incurred by it in connection with the services to be provided by it under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund.  The Fund and FAI will be responsible for all of their respective expenses and liabilities.

            8.         This Agreement shall be effective as of the date first written above, and shall continue in effect for two years.  If not sooner terminated, this Agreement shall continue in effect thereafter for successive periods not to exceed one year each, provided that such continuance shall be specifically approved at least annually (i) by a vote of the Board or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

            9.         This Agreement may be terminated at (i) any time, without payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities of the Fund, upon written notice to TICL, and (ii) by FAI or TICL upon written notice to the other party.

            10.       This Agreement shall terminate automatically (i) in the event that Charles B. Johnson ceases to be employed by TICL or ceases to serve as a portfolio manager for the Fund, (ii) in the event of any assignment hereof, as defined in the 1940 Act, or (iii) in the event of any act or event that terminates the Investment Management Agreement between FAI and the Fund.

            11.       In compliance with the requirements of Rule 31a-3 under the 1940 Act, TICL hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund, or to any third party at the Fund’s direction, any of such records upon the Fund’s request.  TICL further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a‑1 under the 1940 Act.

            12.       This Agreement may not be materially amended without the written consent of FAI and TICL.

            13.       If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

            14.       The terms “majority of the outstanding voting securities” of the Fund and "interested persons" shall have the meanings as set forth in the 1940 Act.

            15.       This Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

            16.       TICL acknowledges that it has received notice of and accepts the limitations of the Trust’s and the Fund’s liability as set forth in its Certificate of Trust and Agreement and Declaration of Trust.  TICL agrees that the Trust’s obligations hereunder shall be limited to the assets of the Fund, and that TICL shall not seek satisfaction of any such obligation from any shareholders of the Fund nor from any trustee, officer, employee or agent of the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers.

FRANKLIN ADVISERS, INC.

By       /s/ Edward B. Jamieson

            Edward B. Jamieson

Title:    President and Chief Investment Officer

TEMPLETON INVESTMENT COUNSEL, LLC

By       /s/ Cindy Sweeting

            Cindy Sweeting

Title:    President

Franklin Custodian Funds, on behalf of Franklin Income Fund, hereby acknowledges and agrees to the provisions of paragraphs 7(a) and 8 of this Agreement.

FRANKLIN CUSTODIAN FUNDS on behalf of

FRANKLIN INCOME FUND

By       /s/ Karen L. Skidmore

            Karen L. Skidmore

Title:    Vice President and Secretary